Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective on the date of the last signature by and between Temple University - Of The Commonwealth System Of Higher Education (hereinafter referred to as “TEMPLE”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having a principal place of business at 1801 N. Broad St, Conwell Hall Rm 401, Philadelphia, Pennsylvania 19122 and Renovacor, Inc., (hereinafter referred to as “COMPANY”), a corporation organized and existing under the laws of the State of Delaware, having a principal place of business at 136 Knightsbridge Road, Wynnewood, PA 19096.

WHEREAS, TEMPLE is the owner of the entire right and interest in the United States patent applications and patents listed in Exhibit A attached hereto and incorporated herein by reference, and technical information pertaining to “Methods of using BAG3 technology to treat heart muscle and cardiovascular disease:” and

WHEREAS, COMPANY desires to obtain an exclusive worldwide license under the aforementioned patent applications and patents and non-exclusive worldwide license to technical information related thereto;

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

The following definitions shall apply throughout this Agreement:

1.1. “AFFILIATE” shall mean each and every business entity controlling, controlled by or under common control with COMPANY for the purposes of manufacture, use or sale of LICENSED PRODUCT. For purposes of this definition “control” shall mean ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock.

1.1A. “AGREEMENT” has the meaning ascribed to it in the Recitals.

1.1B. “COMPANY” has the meaning ascribed to it in the Recitals.

1.2. “CONFIDENTIAL INFORMATION” shall mean any information disclosed or tangible property supplied by one party to the other pursuant to this Agreement provided that information disclosed in writing shall be deemed CONFIDENTIAL INFORMATION only if marked “Confidential” and information disclosed orally shall be deemed CONFIDENTIAL INFORMATION only if reduced to writing and a copy marked “Confidential” is provided to the receiving party within thirty (30) days of the date of oral disclosure. However, CONFIDENTIAL INFORMATION shall not include information that: (i) was known to the receiving party prior to the date of disclosure by the disclosing party or is developed independently of information received from the disclosing party by those who have not had access to this information; or (ii) is lawfully received in good faith at any time by the receiving party from others lawfully in possession of the same and having the right to disclose the same; or (iii) is, as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by written records.

1.2A. “COST OF GOODS” means (a) the fully-allocated cost of manufacturing a product (calculated in accordance with United States Generally Accepted Accounting Principles), including the direct and indirect cost of any raw materials, packaging materials and labor (including the cost of employee benefits) utilized in such manufacturing (including formulating, filling, finishing, labeling and packaging, as applicable) plus factory overhead costs (fixed and variable) allocated to the relevant product, in accordance with normal accounting practices for all products manufactured in the applicable facility or (b) the amount paid for a product manufactured by a third party.

1.2B. “COSTS AND EXPENSES” has the meaning ascribed to it in Paragraph 9.7.

“EFFECTIVE DATE” shall mean the date of last signature in this Agreement.

1.3A. “EMA” means the European Medicines Agency, or any successor thereto.

1.3B. “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.3. “FIELD OF USE” shall mean the diagnosis, prevention or treatment of diseases in humans.

1.4A. “FIRST COMMERCIAL SALE” of LICENSED PRODUCT means any transfer for value in an arms-length transaction to an independent third-party distributor, agent or end user in a country after obtaining all approvals or authorizations from applicable regulatory authorities required for the manufacture, importation, marketing, promotion, pricing, reimbursement and sale of the LICENSED PRODUCT in such country.

1.4B. “FULLY-BURDENED BASIS” means that the research and development expenses concerning the LICENSED PRODUCTS paid to LICENSEE by a SUBLICENSEE (as described in Paragraph 5.3) shall include facilities costs (including rent, depreciation, utilities, insurance, taxes, repairs and maintenance), freight and communications expenses, supervisory costs and costs of administrative support, but shall not include expenses that are not primarily associated with research, pre-clinical development or development functions of LICENSEE, including (a) salaries and benefits of executive officers (unless primarily involved in research, pre-clinical development or development activities), (b) administrative support for such officers, and (c) all costs of the finance, purchasing, legal (including both in-house and outside counsel), business development and corporate development functions (collectively, such excluded expenses are “GENERAL CORPORATE OVERHEAD”.

In the event that GENERAL CORPORATE OVERHEAD cannot be calculated on a LICENSED PRODUCT-by-LICENSED PRODUCT basis, such excluded expenses be calculated by multiplying: (i) the aggregate GENERAL CORPORATE OVERHEAD incurred by LICENSEE’s business for all pharmaceutical products that shall be calculated correspondingly according to the formula set forth in this paragraph; by (ii) a fraction, (x) the numerator of which is the NET SALES for such LICENSED PRODUCT; and (y) the denominator of which is the total NET SALES of all products of LICENSEE’s pharmaceutical business that shall be calculated correspondingly according to the formula for NET SALES under this Agreement.

1.4C. “FULLY DILUTED BASIS” means the total number of shares of LICENSEE’s issued and outstanding common stock, assuming: (a) the conversion of all issued and outstanding securities convertible into common stock; (b) the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and (c) the issuance, grant, and exercise of all securities reserved for issuance pursuant to any LICENSEE stock or stock option plan then in effect.

1.4D. “HUMAN EFFICACY PROOF-OF-CONCEPT CLINICAL TRIAL” means a PHASE I EXPANSION CLINICAL TRIAL OR PHASE II CLINICAL TRIAL designed to test some measure of efficacy of the drug in question

1.4E. “IND” means an investigational new drug application, as defined in the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time, or any equivalent document filed with the United States Food and Drug Administration and necessary for beginning clinical trials of any product in humans or any application or other documentation filed with any regulatory authority of a country other than the United States prior to beginning clinical trials of any product in humans in that country.

1.4. “INVENTOR” shall mean, singly or collectively, Dr. Arthur Feldman and any other TEMPLE faculty identified on a patent application within the PATENT RIGHTS.

1.5. “LICENSED PRODUCT” shall mean any product the making, using, importing or selling of which, absent the license granted under this Agreement, would infringe (including contributory or inducement) a VALID CLAIM contained in the PATENT RIGHTS.

1.6. LICENSED PROCESS shall mean any process or method that, absent the license granted under this Agreement, would infringe (including contributory or inducement) a VALID CLAIM contained in the PATENT RIGHTS or uses a LICENSED PRODUCT.

1.7. “LICENSEE” shall mean COMPANY and its AFFILIATES.

1.8. “NET SALES” shall mean [***].

1.9. “PATENT RIGHTS” shall mean the United States patent applications and patents listed in Exhibit A and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents (including letters patent and supplementary protection certificates) issuing therefrom.

1.10A. “PHASE I CLINICAL TRIAL” means for the purpose of obtaining regulatory approval a study in humans the purpose of which is preliminary determination of safety of a Product in healthy individuals or patients that would satisfy the requirements of 21 C.F.R. 312.21(a).

1.10B. “PHASE I EXPANSION CLINICAL TRIAL” means a study in humans the purpose of which is further determination of safety and preliminary determination of signs of efficacy of a LICENSED PRODUCT in patients of defined disease parameters after the initial completion of a Phase 1 dose escalation study.

1.10C. “PHASE II CLINICAL TRIAL” means for the purpose of obtaining regulatory approval a study in humans of the safety, dose range and efficacy of a LICENSED PRODUCT that is prospectively designed to generate sufficient data to commence a Phase III Clinical Trial that would satisfy the requirements of 21 C.F.R. 312.21(b).

1.10D. “PHASE III CLINICAL TRIAL” means a controlled study in humans of the efficacy and safety of a LICENSED PRODUCT that is prospectively designed to demonstrate statistically whether such LICENSED PRODUCT is effective and safe for use in a particular indication in a manner sufficient to obtain regulatory approval to market such LICENSED PRODUCT that would satisfy the requirements of 21 C.F.R. 312.21(c).

1.10E. “QUALIFIED FINANCING” has the meaning ascribed to it in Paragraph 4.1.

1.10F. “REGULATORY APPROVAL” means, for any country, those authorizations by the appropriate national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over (a) the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a LICENSED PRODUCT, including the FDA and the EMA, or (b) setting the price and/or reimbursement for a LICENSED PRODUCT, in such country.

1.10. “SALE” shall mean any transaction for which consideration is received by LICENSEE or by its SUBLICENSEES for the sale, lease, license, transfer or other disposition of LICENSED PRODUCT or LICENSED PROCESS or for use or license of LICENSED PRODUCT or LICENSED PROCESS by LICENSEE or by its SUBLICENSEE.

1.11. “SUBLICENSEE” shall mean a third party which is granted a sublicense under any of the rights granted by TEMPLE to LICENSEE under this Agreement, including but not limited to any sublicensee of LICENSEE, any sublicensee of a sublicensee of LICENSEE, and so on.

1.11A. “SUBLICENSE CONSIDERATION” has the meaning ascribed to it in Paragraph 5.3.

1.11B. “SUBSCRIPTION AGREEMENT” has the meaning ascribed to it in Paragraph 4.1.

1.11C. “SUCCESSFUL COMPLETION” shall mean a clinical trial milestone means that LICENSEE, or a SUBLICENSEE, and/or a regulatory authority (e.g., FDA in US), as the case may be, has determined that the clinical trial does not need to be repeated and that additional clinical data is not required with respect thereto in order to initiate the next clinical trial or file a BLA, as the case may be.

1.12. “TECHNICAL INFORMATION” shall mean any research data, designs, formulae, process information, and any other data or information pertaining to any invention claimed in the PATENT RIGHTS which is (a) disclosed by Dr. Arthur Feldman under Paragraph

3.4 or (b) contained in a pending application for PATENT RIGHTS, which is necessary or useful to LICENSEE in furtherance of the development, manufacture or commercialization of LICENSED PRODUCT. TECHNICAL INFORMATION shall also include the assays, reagents and materials listed in Exhibit A.

1.13A. “TEMPLE” has the meaning ascribed to it in the Recitals.

1.13. “VALID CLAIM” shall mean (i) a claim of an issued patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by unappealable decision of a court or other governmental agency of competent jurisdiction; or (ii) a claim of a pending patent application, which claim has not been formally terminated or abandoned, without right of appeal, without issuance of a patent, or which has not been in active prosecution for more than ten (10) years without issuance of a patent. For purposes of clarification, if a claim in an application has been pending for more than seven (7) years from its filing date, and a patent subsequently issues containing such claim, then upon issuance of the patent, the claim shall thereafter be considered a VALID CLAIM.

ARTICLE 2. CONFIDENTIALITY

2.1. The party receiving CONFIDENTIAL INFORMATION from the other party pursuant to this Agreement (“RECEIVING PARTY”) shall: (i) hold all such CONFIDENTIAL INFORMATION in strict confidence; (ii) not use said CONFIDENTIAL INFORMATION except as provided in this Agreement; and (iii) not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to others except with the prior written consent of the disclosing party. The RECEIVING PARTY shall use at least the same degree of care to maintain CONFIDENTIAL INFORMATION secret as the RECEIVING PARTY uses in maintaining secret its own confidential information, but always at least a reasonable degree of care. The RECEIVING PARTY shall restrict disclosure of CONFIDENTIAL INFORMATION solely to those of its employees and consultants having a need to know such CONFIDENTIAL INFORMATION in order to accomplish the purposes of this Agreement. The RECEIVING PARTY may also disclose CONFIDENTIAL INFORMATION to the extent such disclosure is (a) made in response to a valid and final order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, that RECEIVING PARTY provides the other party with prior written notice of such disclosure (if practicable) in order to permit the other party to seek a protective order or other confidential treatment of such CONFIDENTIAL INFORMATION; and provided further that any CONFIDENTIAL INFORMATION so disclosed will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena; (b) otherwise required by applicable law; provided, that RECEIVING PARTY provides the other party with prior written notice of such disclosure (if practicable) in order to permit the other party to seek a protective order or confidential treatment of such CONFIDENTIAL INFORMATION; and provided further that any CONFIDENTIAL INFORMATION so disclosed will be limited to that information that is legally required by applicable law to be disclosed.

2.2. Notwithstanding any of the provisions of Paragraph 2.1, LICENSEE (as a RECEIVING PARTY) shall be entitled, without TEMPLE’s prior written approval, to disclose any CONFIDENTIAL INFORMATION of TEMPLE: (i) to the United States Food and Drug Administration (FDA) or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, but only to the extent required by law or regulation to obtain approval to test or market LICENSED PRODUCT or LICENSED PROCESS; (ii) to agents, consultants, independent contractors, subcontractors, sublicensees and prospective sublicensees of LICENSEE to whom such disclosure is reasonably necessary or useful in connection with such LICENSEE’s activities as contemplated in this Agreement provided that, prior to any such disclosure, the recipient shall be bound by written confidentiality obligations that are at least as strict as those of LICENSEE under this Agreement; and (iii) to collaborators, potential collaborators, contract research organizations, business partners, investors, potential investors, acquirors, potential acquirors, lenders and potential lenders provided that, prior to any such disclosure, the recipient shall be bound by written confidentiality obligations that are at least as strict as those of LICENSEE under this Agreement.

2.3. The RECEIVING PARTY shall, upon written request by the disclosing party, promptly return all written materials or samples of tangible property received hereunder, with the exception that one copy of said written materials may be retained by the RECEIVING PARTY solely for archival purposes. In the alternative, the RECEIVING PARTY shall destroy all materials and confirm such destruction in writing.

2.4. With the exception of TECHNICAL INFORMATION provided pursuant to Paragraph 3.4 (in the case of LICENSEE as a RECEIVING PARTY) and reports delivered pursuant to Paragraphs 6.2, 6.3, and 7.2 (in the case of TEMPLE as a RECEIVING PARTY) neither party shall be required to receive any CONFIDENTIAL INFORMATION from the other party and neither party, as a disclosing party, shall be required to disclose its CONFIDENTIAL INFORMATION to the other party except as provided in Paragraphs 3.4, 6.2, 6.3 and 7.2, as applicable. The terms and provisions of this Agreement shall be considered the CONFIDENTIAL INFORMATION of both parties.

2.5. Notwithstanding any other provision of this Agreement, it is recognized by LICENSEE that TEMPLE, through the INVENTOR, shall have the right to publish or present publicly the results of any research concerning the PATENT RIGHTS or TECHNICAL INFORMATION. However, TEMPLE and the INVENTOR agree to notify LICENSEE in writing of any such proposed publication or presentation thirty (30) days before submission. Should LICENSEE, within thirty (30) days of such notification, advise TEMPLE and the INVENTOR in writing that it wishes TEMPLE to file one or more patent applications pertaining to information contained in the proposed publication or presentation, TEMPLE shall delay submission until after TEMPLE has made such filing. LICENSEE may also request deletion of sensitive information from the proposed publication, and TEMPLE agrees to give good faith consideration to such a request.

ARTICLE 3. GRANT OF LICENSE RIGHTS

3.1. TEMPLE hereby grants to LICENSEE (i) an exclusive license under PATENT RIGHTS and (ii) a non-exclusive license under the TECHNICAL INFORMATION, with the right to grant sublicenses through multiple tiers, to make, have made, use, sell, offer for SALE and import LICENSED PRODUCT or LICENSED PROCESS in all countries of the world in the FIELD OF USE.

3.2. Notwithstanding the preceding license grant, TEMPLE shall retain rights to practice the PATENT RIGHTS for non-commercial educational and research purposes only, and shall be free to grant these rights to other non-profit educational and research institutions.

3.3. The parties acknowledge that inventions in PATENT RIGHTS may have resulted from United States Government funding, and agree that their rights and obligations under this Agreement shall be subject to TEMPLE’s obligations to the United States Government under Title 35 Sections 200-204 of the United States Code and the implementing regulations, if any, which arise out of the receipt by TEMPLE of research funding from the United States Government, in which case LICENSEE agrees that LICENSED PRODUCT sold in the United States under this Agreement shall be manufactured substantially in the United States.

3.4. At LICENSEE’s request prior to execution of this Agreement, TEMPLE, acting through Dr. Feldman, shall use reasonable efforts to disclose/transfer to LICENSEE, within thirty (30) days after the EFFECTIVE DATE, any TECHNICAL INFORMATION beyond that disclosed in the patent applications for the PATENT RIGHTS which is then known to Dr. Feldman and which he reasonably believes is necessary or useful for LICENSEE in furtherance of the development, manufacture or marketing of LICENSED PRODUCT.

ARTICLE 4. EQUITY

4.1. In consideration of the license granted to LICENSEE under the terms of this Agreement, on the EFFECTIVE DATE, LICENSEE shall issue to TEMPLE a number of shares of common stock equal to [***] of the of the stock of LICENSEE on a FULLY DILUTED BASIS as of the EFFECTIVE DATE. All shares issued to TEMPLE shall be issued pursuant to a Stock Subscription Agreement between LICENSEE and the recipient of the shares in substantially the form attached as Exhibit C (the “SUBSCRIPTION AGREEMENT”). TEMPLE shall also become party to the Additional Transaction Documents (as defined in the SUBSCRIPTION AGREEMENT).

4.2. Reserved.

4.3. Reserved.

ARTICLE 5. PAYMENTS

5.1. (a) In consideration of the license granted to LICENSEE under the terms of this Agreement, LICENSEE shall pay TEMPLE, commencing with the FIRST COMMERCIAL SALE of LICENSED PRODUCT in any country, royalties by country for the most recent three-month period then ended with respect to LICENSED PRODUCT or LICENSED PROCESS covered by a VALID CLAIM of PATENT RIGHTS equal to [***] of NET SALES. LICENSEE shall pay TEMPLE royalties with respect to NET SALES of LICENSED PRODUCT or LICENSED PROCESS that is not covered by a VALID CLAIM of PATENT RIGHTS in the country where the sale is made but is covered by a VALID CLAIM of PATENT RIGHTS in another country at a rate equal to [***] of NET SALES.

(b) LICENSEE shall pay royalties with respect to each LICENSED PRODUCT or LICENSED PROCESS on a country by country basis (i) until the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any VALID CLAIM covering such LICENSED PRODUCT or LICENSED PROCESS in the country in which the LICENSED PRODUCT or LICENSED PROCESS is sold, or (ii) if no VALID CLAIM exists in the country where the sale is made, until 10 years from the FIRST COMMERCIAL SALE of such LICENSED PRODUCT or LICENSED PROCESS in such country.

(c) If LICENSEE, in its reasonable judgment, elects to pay one or more third parties for patented technology to avoid infringement by a LICENSED PRODUCT or a LICENSED PROCESS or the manufacture of a LICENSED PRODUCT of such third party patent(s), LICENSEE may, beginning from the date of such third party license, deduct 50% of the amounts paid to such third party under such licenses from the amounts payable to TEMPLE, provided that such deductions shall in the aggregate reduce by no more than 50% the royalties otherwise due TEMPLE with respect to such LICENSED PRODUCT or LICENSED PROCESS.

5.2. In further consideration of the license granted to LICENSEE under the terms of this Agreement, LICENSEE shall pay to TEMPLE, within thirty (30) days of the EFFECTIVE DATE and on or before each anniversary of the EFFECTIVE DATE thereafter, a non-refundable administrative fee of [***]. This administrative fee payment shall not be creditable against any other payments due to TEMPLE under the terms of this Agreement.

5.3. In further consideration of the license granted to LICENSEE under the terms of this Agreement, LICENSEE shall pay to TEMPLE a percentage of all consideration, which LICENSEE receives from its SUBLICENSEES, including but not limited to option or sublicense fees, option or sublicense maintenance fees and milestone payments but excluding any consideration for: (a) royalties on products sales paid to LICENSEE by a SUBLICENSEE based upon NET SALES by the SUBLICENSEE (royalties on product sales by SUBLICENSEES will be treated as if LICENSEE made the sale of such product); (b) equity investments in LICENSEE stock by a SUBLICENSEE up to the amount of the fair market value of the equity purchased on the date of the investment; (c) research and development expenses concerning the LICENSED PRODUCTS paid to LICENSEE by a SUBLICENSEE in a bona fide transaction calculated on a FULLY BURDENED BASIS; (d) loan proceeds paid to LICENSEE by a SUBLICENSEE in an arm’s length, full recourse debt financing; and (e) reimbursement of out-of-pocket patent prosecution and maintenance expenses for PATENT RIGHTS paid by LICENSEE (collectively, “SUBLICENSE CONSIDERATION”). The applicable percentage of SUBLICENSE CONSIDERATION payable to TEMPLE shall be (i) [***] if the sublicense is entered into prior to filing of the first IND for the LICENSED PRODUCT or LICENSED PROCESS; (ii) [***] if the sublicense is entered into after the filing of the first IND for a LICENSED PRODUCT or LICENSED PROCESS but prior to the completion of the first HUMAN EFFICACY PROOF OF CONCEPT CLINICAL TRIAL for a LICENSED PRODUCT or LICENSED PROCESS; and (iv) [***] if the sublicense is entered into after completion of the first HUMAN EFFICACY PROOF OF CONCEPT CLINICAL TRIAL for a LICENSED PRODUCT or LICENSED PROCESS.

5.4. LICENSEE shall pay TEMPLE the following milestone payments within forty five (45) days following the occurrence of each of the milestone events listed below. Milestones shall be due for the first LICENSED PRODUCT that achieves the particular milestone regardless of the number of LICENSED PRODUCTS that achieve such milestone; provided that if the first LICENSED PRODUCT does not achieve any milestone(s), such non-achieved milestones shall be paid on any subsequent LICENSED PRODUCT that achieves such milestone. In the event that a milestone payment is received by LICENSEE from a SUBLICENSEE for attaining any of the milestones listed below, LICENSEE shall pay to TEMPLE an amount equal to the greater of (i) the amount due under Paragraph 5.3 in respect of the applicable milestone, or (ii) the applicable milestone payment listed immediately below:

Milestone Event	Payment
(1) Regulatory Approval for the LICENSED PRODUCT in the U.S. or in France, Germany, Italy or the U.K	$	[***]
(2) First Commercial Sale of LICENSED PRODUCT in the U.S. or in France, Germany, Italy or the U.K.	$	[***]
(3) first achievement of NET SALES in a calendar year of at least $50,000,000	$	[***]
(4) first achievement of NET SALES in a calendar year of at least $250,000,000	$	[***]
(5) first achievement of NET SALES in a calendar year of at least $1,000,000,000	$	[***]

The Milestone payments are non-refundable and non-creditable. LICENSEE shall provide TEMPLE with prompt written notice upon each occurrence of a milestone event, but in no event will such notice be given to TEMPLE more than thirty (30) days after LICENSEE becomes aware of the achievement of such milestone.

ARTICLE 6. DUE DILIGENCE AND REPORTING

6.1. LICENSEE shall use commercially reasonable efforts to develop and bring to market, at least one LICENSED PRODUCT or LICENSED PROCESS for commercial use and to effect its commercialization as soon as practicable, in a manner consistent with the efforts normally used by similarly situated biotechnology companies with respect to a product to which such companies hold similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors; thereafter, during the term of this Agreement, LICENSEE shall use such commercially reasonable efforts to keep LICENSED PRODUCT reasonably available to the public.

6.2. The development and commercialization of LICENSED PRODUCT shall be made substantially according to the plan outlined in Exhibit B, which is attached hereto and is incorporated herein by reference. A determination of LICENSEE’S satisfaction of its diligence obligations shall be made with reference to LICENSEE’s satisfaction in a timely manner of the following milestones: (i) COMPANY shall have a signed term sheet for a QUALIFIED FINANCING on or before the date that is 6 months after the EFFECTIVE DATE, (ii) COMPANY shall complete a dose-ranging study of a LICENSED PRODUCT in an animal study within 24 months after the closing of a QUALIFIED FINANCING, (iii) COMPANY shall file an IND for a LICENSED PRODUCT within 4 years after the closing of a QUALIFIED FINANCING.

6.3. On or before September 30 of each year during the term of this Agreement, LICENSEE shall provide to TEMPLE a written report detailing LICENSEE’s efforts during the previous year and plans for the current year, relating to the development, regulatory approval, manufacturing and marketing of LICENSED PRODUCT. If progress differs in any substantive manner from that anticipated in the plan of Exhibit B, LICENSEE shall explain in the report the reasons for the difference.

ARTICLE 7. STATEMENTS AND REMITTANCES

7.1. LICENSEE shall keep and maintain complete books and records containing an accurate accounting in sufficient detail of all data required to enable verification of earned royalties and other payments due hereunder.

7.2. Within sixty (60) days after the end of each calendar quarter, LICENSEE shall remit to TEMPLE a statement of NET SALES by LICENSEE and by its SUBLICENSEES on account for such quarter, which statement shall be accompanied by the payment due to TEMPLE pursuant to Paragraph 5.1 on account of NET SALES for such quarter. Payments due to TEMPLE pursuant to Paragraph 5.3 on account of consideration received by LICENSEE from SUBLICENSEES during any calendar quarter shall be paid by LICENSEE to TEMPLE within sixty (60) days of the end of such calendar quarter. Milestone payments due to TEMPLE pursuant to Paragraph 5.4 upon achieving the therein listed milestones shall be paid by LICENSEE to TEMPLE within sixty (60) days of the end calendar quarter in which the milestone has been achieved.

7.3. The financial statements of LICENSEE and of its SUBLICENSEES shall be audited annually by an independent certified public accountant. TEMPLE shall have the right to retain, at its own expense, an independent certified public accountant of its own selection to whom LICENSEE shall make no unreasonable objection, to examine the books and records of LICENSEE and its SUBLICENSEES relating to the SALE of LICENSED PRODUCT or use or sublicense of LICENSED PROCESS for the purpose of verifying the amount of royalty payments due. Such examination of books and records of LICENSEE and its SUBLICENSEES shall take place during regular business hours during the term of this Agreement and for two (2) years after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding three (3) years, and provided that such accountant shall report to TEMPLE only as to the accuracy of the royalty statements and payments. If such accountant shall find an underpayment to TEMPLE, presentation of a written statement substantiating the underpayment shall be provided to LICENSEE. If LICENSEE is not in agreement with the findings of the accountant selected by TEMPLE, then LICENSEE shall so notify TEMPLE in writing within thirty (30) days of receipt by LICENSEE of said findings, in which case the parties shall jointly appoint, within a further period of thirty (30) days, an independent certified public accountant to validate, at LICENSEE’s expense, TEMPLE’s accountant’s findings, and the decision of said independent accountant shall be final. If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to TEMPLE) shall be paid to TEMPLE within thirty (30) days. Should such underpayment represent more than [***] of the royalties due TEMPLE, LICENSEE shall reimburse TEMPLE for the cost of the examination by TEMPLE’s accountant that disclosed such underpayment.

7.4. All payments due to TEMPLE under this Agreement shall be made in United States dollars and shall be sent by LICENSEE to TEMPLE to the attention of “Business Manager” at the address shown in Paragraph 15.7. If LICENSEE receives NET SALES or other payments in currency other than United States dollars, payments due to TEMPLE on account of such NET SALES or other payments shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the calendar quarter in which such payment is received by LICENSEE. However, TEMPLE shall have the right, upon giving written notice to LICENSEE, to receive royalty payments on account of NET SALES within a particular country in the local currency if permitted by law and subject to TEMPLE having the appropriate banking arrangements to receive such payment in such currency.

7.5. If LICENSEE fails to make any undisputed payment due to TEMPLE within the time prescribed by the terms of this Agreement, a penalty equal to [***] of the amount due and unpaid on the first day of each calendar month shall be added to the amount due. However, the provisions of this Paragraph 7.5 shall not apply to any underpayment of royalties which is uncovered by audit of the books of LICENSEE or its SUBLICENSEES pursuant to Paragraph 7.3.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

8.1. TEMPLE represents that it has the right to enter into this Agreement and to make the herein grant of license under PATENT RIGHTS and TECHNICAL INFORMATION. TEMPLE further represents that it is the sole and exclusive owner of PATENT RIGHTS and TECHNICAL INFORMATION, all of which are free and clear of any liens, charges and encumbrances. To the best of TEMPLE’s knowledge, no third party has expressed to TEMPLE, in writing, that any patent or patent application included in the PATENT RIGHTS is invalid or unenforceable.

8.2. TEMPLE makes no warranty that exercise by LICENSEE or its SUBLICENSEES of the rights granted herein will not infringe any patents owned by a third party, or that any patent application within PATENT RIGHTS will issue as a patent.

8.3. LICENSEE warrants that, except as provided in Exhibit D, prior to the execution of this Agreement, it has not negotiated or in any manner discussed, whether formally or informally, with any third party any agreement or other arrangement, including but not limited to research or consulting agreements, which provides for consideration to be paid in any form, including but not limited to amounts of money or shares of stock, to any INVENTOR, any INVENTOR’s spouse or other relative, or any entity in which any of them has a financial interest.

8.4. TEMPLE, including its trustees, officers, employees students and agents, makes no representations, extends no warranties of any kind, either express or implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose, and assumes no responsibilities whatever with respect to design, development, manufacture, use, sale or other disposition by LICENSEE or SUBLICENSEES of LICENSED PRODUCTS or LICENSED PROCESSES.

8.5. LICENSEE, and SUBLICENSEES assume the entire risk as to performance of LICENSED PRODUCTS and LICENSED PROCESSES. In no event shall TEMPLE, including its trustees, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory.

ARTICLE 9. PATENT PROSECUTION AND LITIGATION

9.1. LICENSEE shall, in consultation with TEMPLE, using patent counsel mutually acceptable to each of TEMPLE and LICENSEE, be responsible for the preparation and prosecution of all patent applications and the maintenance of all patents within PATENT RIGHTS, to the extent permitted by law, in all countries designated in writing by LICENSEE during the term of this Agreement. Except as provided in Paragraph 9.3, LICENSEE shall be responsible for all out-of-pocket costs and expenses incurred by TEMPLE, both prior to and during the term of this Agreement, in the preparation, filing and prosecution of all patent applications, and in the maintenance of all patents within PATENT RIGHTS. Such expenses shall include but not be limited to, expenses for the preparation, filing and prosecution of all U.S. and international non-provisional, provisional, and PCT patent applications, and any expenses incurred for the maintenance of any U.S., foreign and PCT patents, and in the prosecution or defense of any and all reissues, re-examinations, interferences, derivation proceedings, inter partes reviews, post grant reviews, oppositions, nullity proceedings and the like within PATENT RIGHTS. The aggregate costs incurred as of May 22, 2019 are $205,167.58 Such costs and expenses shall not be creditable against any other payments due to TEMPLE under this Agreement. Patent counsel will notify TEMPLE and provide TEMPLE copies of any official communications from United States and foreign patent offices relating to prosecution of the PATENT RIGHTS, as well as copies of relevant communications to the various patent offices so that TEMPLE may be informed and apprised of the continuing prosecution of PATENT RIGHTS. TEMPLE will have reasonable opportunities to participate in key decisions affecting filing, prosecution and maintenance of the PATENT RIGHTS, including, without limitation, opportunity to review and provide comment on amendments and responses in the course of the prosecution of PATENT RIGHTS. LICENSEE will consider in good faith TEMPLE’s reasonable suggestions regarding said prosecution. LICENSEE will use reasonable efforts to amend any patent application to include claims reasonably requested by TEMPLE in order to cover a LICENSED PRODUCT. Except as otherwise provided in Paragraphs 9.3 and 9.4, any differences between LICENSEE and TEMPLE with respect to preparation, filing, prosecution, issuance and maintenance matters will be discussed and resolved to their mutual satisfaction; provided that if the parties cannot resolve such differences through good faith discussions within thirty (30) days, TEMPLE’s decision shall control.

9.2. LICENSEE shall make all payments due to TEMPLE pursuant to Paragraph 9.1 within thirty (30) days of receipt of a detailed invoice therefor. TEMPLE, in its sole discretion, may elect to have its patent counsel submit such invoices directly to LICENSEE, in which case LICENSEE shall pay TEMPLE’s patent counsel directly.

9.3. LICENSEE may give TEMPLE thirty (30) days’ prior written notice that it will stop paying the costs and expenses with respect to any patent application or patent in any country, in which case TEMPLE, at its option, may assume the obligation of supporting such patent application or patent in such country, and LICENSEE’s rights and obligations thereto under this Agreement shall terminate at the end of such notice period in such country. Termination of LICENSEE’s rights and obligations with respect to any patent application or patent in any country pursuant to this Paragraph 9.3 shall in no way affect the rights and obligations of LICENSEE to the same patent application or patent in any other country or to any other patent application or patent in any country.

9.4. If TEMPLE files patent applications in countries other than those designated by LICENSEE in accordance with Paragraph 9.1 following the procedures specified in Paragraph 9.1, TEMPLE shall bear all the costs associated with such additional patent application filings, and such applications in such countries and any patents granting therefrom shall not be included within PATENT RIGHTS. TEMPLE shall then be free to license such patents and patent applications in such countries to others.

9.5. LICENSEE, at its option, may defend any claim, made by others, of patent infringement resulting from the manufacture, use, sale or other disposition of LICENSED PRODUCT or LICENSED PROCESS, whether such claim shall be made against TEMPLE or LICENSEE, and in defending such claim, LICENSEE shall bear all costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such claim. Any such costs and expenses shall be credited against fifty percent (50%) of royalty payments due to TEMPLE on account of NET SALES of said LICENSED PRODUCT and LICENSED PROCESS, pursuant to Paragraph 5.1, in each year during the term of this Agreement until fully offset. Each party to this Agreement agrees that it shall notify the other party in writing in the event any claim of infringement is made against that party. LICENSEE shall have full control over the conduct of the defense of any such claim and TEMPLE shall provide LICENSEE with all reasonable assistance and cooperation, at no cost to TEMPLE, that LICENSEE may request in any such defense.

9.6. In the event either party becomes aware of any actual or threatened infringement of PATENT RIGHTS in any country or if a third-party files a declaratory judgment action with respect to any PATENT RIGHTS in any country, that party shall promptly notify the other party in writing. LICENSEE shall have the first right to bring an infringement suit against the infringer or defend any declaratory judgment action initiated by such third party and to use TEMPLE’s name if legally required in connection therewith. LICENSEE shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on TEMPLE or grants any rights under PATENTS RIGHTS or TECHNICAL INFORMATION, without TEMPLE’s written consent. If LICENSEE does not proceed with a particular infringement suit or attempt to sublicense the infringer or does not initiate a defense of a third party declaratory judgement action within ninety (90) days of notification, TEMPLE, after notifying LICENSEE in writing, shall be entitled to proceed with such suit or defense action through counsel of its choice. The party conducting any suit pursuant to this Paragraph 9.6 shall have full control over its conduct and shall be responsible for all expenses associated therewith. Each party shall always have the right to be represented by counsel of its choice and at its own expense in any suit instituted by the other party for infringement or defense of a declaratory judgment action. In any event, the parties shall provide each other, at the expense of the party bringing suit or defense action, with all reasonable assistance and cooperation requested in any such suit or defense action. At the request and expense of the party bringing suit, the other party shall permit access to all relevant personnel, records, papers, information, samples, specimens, and the like during regular business hours. The parties may also jointly participate in any infringement suit or defense action if both parties agree to do so in writing in advance, and set forth the basis for sharing of expenses.

9.7. The amount of any recovery resulting from an infringement suit or settlement thereof pursuant to Paragraph 9.6 shall first satisfy the costs and expenses, including reasonable attorneys’ fees, incurred in connection with such suit by the party bringing suit (“COSTS AND EXPENSES”). If LICENSEE is the party bringing suit, any recovery in excess of COSTS AND EXPENSES shall be shared with TEMPLE as follows: (a) any payment for past sales and any royalties payable in respect of future sales will be deemed NET SALES, and LICENSEE will pay TEMPLE royalties at the rates specified in Paragraph 5.1; (b) any SUBLICENSING CONSIDERATION payment for future sales will be deemed a payment under a sublicense and will be shared as specified in Paragraph 5.3; (c) any amount awarded in respect of willful infringement shall be shared equally between LICENSEE and TEMPLE; and (d) LICENSEE and TEMPLE will negotiate in good faith appropriate compensation to TEMPLE for any non-cash settlement or non-cash cross-license. If TEMPLE is the party bringing suit, any recovery in excess of COSTS AND EXPENSES shall be paid to and retained by TEMPLE in its entirety.

ARTICLE 10. INDEMNIFICATION

10.1. LICENSEE agrees to indemnify, hold harmless, and defend TEMPLE, its trustees, officers, employees and agents against any and all claims, liabilities or damages, including legal fees and costs, arising out of any third party claims, suits or actions resulting from arising out of or related to the exercise of any rights granted LICENSEE under this Agreement or the breach of this Agreement by LICENSEE OR ITS SUBLICENSEES, including any damages, losses or liabilities for death or injury to person or damage to property arising, directly or indirectly, from commercial sale, sublicense and clinical use of LICENSED PRODUCT or LICENSED PROCESS by LICENSEE, its SUBLICENSEES or any customers of any of them in any manner whatsoever. To receive the benefit of indemnification under Paragraph 10.1, TEMPLE must (a) give LICENSEE written notice of any claim(s) related to LICENSED PRODUCT or LICENSED PROCESS for which it seeks indemnification under this Paragraph 10.1 within thirty (30) days, provided that the failure to give such notice shall not affect the rights of such TEMPLE indemnitee under this Paragraph 10.1 unless, and then solely to the extent that, such failure actually and materially prejudices the rights of LICENSEE; and (b) reasonably cooperate with LICENSEE and its insurance carrier in the defense or settlement of any such claim(s) (at LICENSEE’s expense); and (c) tender to LICENSEE (and its insurance carrier) full authority to defend or settle the claim or suit, subject to the limitation set forth below with respect to settlement by LICENSEE. LICENSEE shall keep the TEMPLE indemnitees informed on a current basis of its defense of any claims or suits under this Paragraph 10.1. LICENSEE will not settle any claim or suit against TEMPLE indemnitees without TEMPLE’s written consent where (1) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, or (2) such settlement would not include an unconditional release of TEMPLE indemnitees from all liability for claims that are the subject matter of the settled claim. LICENSEE has no obligation to indemnify TEMPLE indemnitees’ in connection with any settlement made without LICENSEE’s written consent.

10.2. LICENSEE shall maintain, during the period that any LICENSED PRODUCT or LICENSED PROCESS is made, used, sold or otherwise made available to others pursuant to this Agreement, Comprehensive General Liability Insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate; (b) prior to the commencement of human clinical trials involving LICENSED PRODUCTS or LICENSED PROCESS, clinical trials coverage in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the first SALE of the LICENSED PRODUCT, Product Liability Insurance in a minimum amount of five million dollars ($5,000,000.00) per occurrence and in the aggregate. All insurance shall be maintained with a reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and its SUBLICENSEES. Such insurance shall name TEMPLE, its affiliates and respective trustees, officers, employees, and agents as additional insureds. LICENSEE shall furnish a Certificate of Insurance, upon request, evidencing coverage of two million dollars ($2,000,000.00) with thirty (30) days of written notice of cancellation or material change to TEMPLE. LICENSEE’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

ARTICLE 11. SUBLICENSES

11.1. LICENSEE shall have the right to enter into sublicense agreements, provided that all applicable material terms of this Agreement are incorporated into such sublicense agreements to provide for the protection of TEMPLE and its trustees, officers, employees and agents, and provided further that LICENSEE remains primarily liable for its obligations under this Agreement. TEMPLE agrees to enter into good faith discussions if and when any specific terms and conditions prevent a reasonable sublicensing transaction from being executed. Sublicenses granted in accordance with this Agreement shall survive termination of this Agreement pursuant to Paragraphs 13.3, 13.4, 13.5 or 13.6, provided the SUBLICENSEE agrees in writing that: (i) TEMPLE is entitled to enforce all relevant provisions of such sublicense agreement directly against such SUBLICENSEE; and (ii) TEMPLE shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of LICENSEE to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS that are sublicensed under such sublicense consistent with the terms of this Agreement. All payments due to LICENSEE from such SUBLICENSEEs under the sublicense will remain payable to LICENSEE, but LICENSEE shall be required to promptly remit to TEMPLE the amounts due TEMPLE in accordance with the provisions of Paragraphs 5.1, 5.3 and 5.4 of this Agreement, as applicable, which provisions shall remain applicable to LICENSEE in spite of the termination of this Agreement.

ARTICLE 12. ASSIGNMENT

12.1. This Agreement and any and all of the rights and obligations of LICENSEE hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of TEMPLE provided, however, that subject to compliance with Paragraph 12.2, LICENSEE may assign this Agreement without consent of TEMPLE to a third party as part of a sale or change of control, regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other combination, or any other transfer of: (a) LICENSEE’s entire business; or (b) that part of LICENSEE’s business that exercises all rights granted under this Agreement. For the avoidance of doubt, it is understood and agreed that for purposes of this Article 12 a change of control shall not include (i) the grant of a sublicense or (ii) any transaction or series of related transactions effected primarily for the purpose of providing financing to LICENSEE or (iii) any transaction or series of related transactions effected primarily for the purpose of reincorporating in another jurisdiction. Any assignment in violation of this Article 12 shall be null and void.

12.2. As a condition to the assignment of this Agreement by LICENSEE in connection with a sale or change of control pursuant to Paragraph 12.1, LICENSEE shall: (a) provide TEMPLE with thirty (30) days prior written notice of the assignment (which notice may be pre-conditioned upon TEMPLE entering into a non-disclosure agreement with the assignee and (if the assignee is a publicly traded company) an agreement to refrain from trading in the assignee’s securities during the period prior to the date when the assignment becomes publicly available information), and (b) pay to TEMPLE an assignment fee of [***]. Further, Temple’s approval shall be required if Temple has not been reimbursed its PATENT EXPENSES.

ARTICLE 13. TERM AND TERMINATION

13.1. This Agreement shall become effective upon EFFECTIVE DATE, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force during the life of the last to expire patents under PATENT RIGHTS. If mutually desired, the parties may negotiate for an extension of this Agreement. Upon the termination of the Agreement, LICENSEE shall have the right to sell the remainder of the LICENSED PRODUCT on hand, provided the SALES will be subject to the royalty payments of this Agreement as outlined in Article 5.

13.2. LICENSEE may, in LICENSEE’s sole discretion and for any reason whatsoever, terminate this Agreement in its entirety or only with respect to any patent application or patent in any country by giving TEMPLE ninety (90) days’ prior written notification thereof. In addition, LICENSEE may terminate this Agreement by giving TEMPLE sixty (60) days’ prior written notice upon material breach by TEMPLE of any material provision of this Agreement, unless such breach is cured within the period of such notice. For purposes of this Paragraph 13.2 the material provisions of this Agreement are Paragraphs 2.1, 2.3-2.4, 3.1, 3.4, 8.1 and 10.1 (second sentence).

13.3. TEMPLE may terminate this Agreement at any time by giving LICENSEE ninety (90) days’ prior written notification in the event that LICENSEE has failed to meet in a timely manner any of the milestones listed in Paragraph 6.2.

13.4. TEMPLE may terminate this Agreement by giving LICENSEE sixty (60) days’ prior written notice upon material breach of any material provision of this Agreement by LICENSEE, unless such breach is cured within the period of such notice. However, the notice period shall be only thirty (30) days for any breach by LICENSEE for non-payment of undisputed monies due to TEMPLE under this Agreement. For purposes of this Paragraph 13.4 the material provisions of this Agreement are Paragraphs 2.1-2.4, 3.1, 4.1, 5.1-5.4, 6.1-6.3, 7.1-7.5, 8.3, 9.1-9.2, 9.4-9.5, 10.1-10.2, 11.1, 12.1-12.2 and 14.

13.5. In the event that, in any calendar year, TEMPLE has given LICENSEE at least two (2) written notices pursuant to Paragraph 13.4, each such notice pertaining to a separate instance of material breach by LICENSEE of the same material provision of this Agreement that required LICENSEE to take action to cure, then TEMPLE may give LICENSEE written notice of termination of this Agreement upon any subsequent instance of material breach by LICENSEE of said material provision in said calendar year, and the termination shall take effect sixty (60) days from the date of notice, without regard to whether a cure was effected.

13.6. TEMPLE may terminate this Agreement, upon written notice, if LICENSEE files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors of all or substantially all of its assets, or files in any court or agency a petition for the appointment of a receiver, trustee, liquidator, sequestrator or other judicial representative for LICENSEE or its property, or if LICENSEE is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof. In such event, that party shall execute any documents that are necessary to reassign or transfer the interest granted hereunder.

13.7. Upon termination of this Agreement, TEMPLE shall have the right to retain any amounts already paid by LICENSEE under this Agreement, and LICENSEE shall pay to TEMPLE all amounts accrued which are then due or which become due based on the SALE of LICENSED PRODUCT, manufactured or produced or license, sublicense or use of LICENSED PRODUCT prior to the effective date of termination.

13.8. The provisions of Article 1 (entitled DEFINITIONS), Article 2 (entitled CONFIDENTIALITY), Article 10 (entitled INDEMNIFICATION) and Article 14 (entitled PATENT MARKING), and Paragraphs 7.3, 7.5, 11.1, 15.2, 15.3, 15.4, 15.5 and 15.7 shall survive the termination of this Agreement.

ARTICLE 14. PATENT MARKING

14.1. LICENSEE agrees to mark or have marked all LICENSED PRODUCT sold by LICENSEE or by its SUBLICENSEES under this Agreement in accordance with the statutes of the United States and countries and territories relating to the marketing of patented articles in which any LICENSED PRODUCT covered by a granted patent is marketed.

ARTICLE 15. MISCELLANEOUS

15.1. Each party and its employees and agents shall not use the other party’s name, any adaptation thereof, any logotype, trademark, service mark or slogan or the name mark or logotype in any way without the prior, written consent of the other party.

15.2. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the Commonwealth of Pennsylvania, notwithstanding the provisions governing conflict of laws under such Pennsylvania law to the contrary. The parties agree that any dispute arising out of this Agreement may be resolved by recourse to the courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania.

15.3. If any provision of this Agreement is held to be invalid or unenforceable under the laws of any jurisdiction of the parties, all other provisions shall, nevertheless continue in full force and effect.

15.4. This Agreement, together with the SUBSCRIPTION AGREEMENT and the Additional Transaction Documents (as defined therein), constitutes the entire agreement among the parties pertaining to PATENT RIGHTS and TECHNICAL INFORMATION and supersedes all previous arrangements, except for confidentiality agreements, whether written or oral. Any amendment, waiver or modification to this Agreement shall be made in writing signed by both parties. Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right and shall not preclude such party from later asserting that right relative to the particular situation involved.

15.5. Any breach whatsoever of any provision of Article 4 (entitled EQUITY), Article 5 (entitled PAYMENTS) and Article 7 (entitled STATEMENTS AND REMITTANCES) shall be deemed a material breach of a material provision of this Agreement.

15.6. Time is of the essence under this Agreement.

15.7. All notices, requests, reports, and other communications provided in this Agreement shall be in writing and addressed as follows:

To TEMPLE:	Director
Office of Technology Commercialization
Temple University
1801 N. Broad St, Conwell Hall Room 401
Philadelphia, PA 19122

With copy to:	Temple University Office of University Counsel
1330 West Polett Walk, Suite 300
Philadelphia, PA 19122
Attention: University Counsel

To LICENSEE:	Renovacor, Inc.
136 Knightsbridge Road
Wynnewood, PA 19096
Attn: President

Either party may change its address for notice by giving notice to the other in the manner herein provided. Notices, requests, reports, and other communications provided in this Agreement, properly addressed according to the paragraph above, shall be deemed to have been made or given: (i) when delivered, if delivered by hand; (ii) when confirmation of transmission received, if sent by facsimile, or the like; (iii) on the day following deposit with an overnight courier; or (iv) on the date three business days following deposit with the United States mail, certified or registered.

All notices, requests, reports, and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand; (b) when confirmation of transmission received, if sent by facsimile, or the like; (c) on the day following deposit with an overnight courier; or (d) on the date three business days following deposit with the United States mail, certified or registered.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth below.

Temple University - Of The Commonwealth System Of Higher Education:

BY	/s/ Jaison G. Kurichi	DATE: August 12, 2019
Jaison G. Kurichi Associate Vice President for Budget

Renovacor, Inc.:

BY	/s/ Magdalene Cook	DATE: August 12, 2019
Name: Magdalene Cook, MD Title: Chief Executive Officer

[Signature Page to License Agreement]

Exhibit A

PATENT RIGHTS

[***]

Exhibit B

DEVELOPMENT AND COMMERCIALIZATION PLAN

[***]

Exhibit C

SUBSCRIPTION AGREEMENT

[***]

Exhibit D

LICENSEE DISCUSSIONS WITH INVENTOR

[***]